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Exhibit 16.1

June 27, 2002

Office of the Chief Accountant

Securities and Exchange Commission

450 Fifth Street NW

Washington, DC 20549

Dear Sir or Madam,

We have read Item 4 included in the attached Form 8-K dated June 27, 2002 of The Vermont Teddy Bear Co., Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/Arthur Andersen LLP

Arthur Andersen LLP